UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 20, 2011

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 26, 2011, Blockbuster Inc. (the “Company”) completed its previously announced sale of substantially all of its assets to DISH Network Corporation (“DISH”) pursuant to an amended and restated asset purchase agreement dated April 20, 2011 (the “Asset Purchase Agreement”), in a sale conducted under the provisions of Section 363 of the U.S. Bankruptcy Code and approved by the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on April 7, 2011 (the “363 Sale”).

Pursuant to the terms of the Asset Purchase Agreement, DISH paid $320.6 million. The Blockbuster estate will receive approximately $226 million in net proceeds, after certain purchase price adjustments and subject to a post-closing reconciliation of cash and inventory, which will be used to satisfy the claims of the Company’s creditors in the manner previously approved by the Bankruptcy Court.

The Company anticipates that there will be no remaining proceeds from the 363 Sale available for distribution to any classes of the Company’s preferred or common stockholders and that all classes of stock will be cancelled in connection with winding down and dissolution of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b). On April 20, 2011, Thomas Kurrikoff, Senior Vice President, International Operations and Financial Planning of the Company entered into a voluntary separation agreement with the Company, effective as of April 26, 2011, the date of the closing of the 363 Sale.

On April 25, 2011, Company directors Edward Bleier, Kathleen Dore, Jules Haimovitz, Greg Meyer and Strauss Zelnick notified the Company of their intention to resign from the Company’s board of directors, effective as of April 26, 2011, the date of the closing of the 363 Sale.

On April 26, 2011, upon the closing of the 363 Sale, the Company terminated the employment of the following executive officers effective April 26, 2011: James W. Keyes, Chief Executive Officer, Dennis McGill, Executive Vice President and Chief Financial Officer, Kevin Lewis, Senior Vice President, Digital Media, and Rod J. McDonald, Senior Vice President, Secretary and General Counsel.

On May 6, 2011, James W. Keyes provided notice to the Company of his resignation as Chairman of the Board of Directors, effective as of May 6, 2011.

5.02(c). On May 3, 2011, the board of directors of the Company named Bruce Lewis, 46, Senior Vice President, Controller and Principal Accounting Officer of the Company, as the Company’s Principal Financial Officer and Chief Executive Officer.

Mr. Lewis has served as Senior Vice President and Principal Accounting Officer of the Company since September 2004. He also serves as the Company’s Controller. Mr. Lewis joined Blockbuster in 2001 and has performed the roles of Treasurer, Vice President of Internal Controls, International Controller and Tax Director. Before joining Blockbuster, Mr. Lewis held various leadership positions with Lend Lease REI, Cinemark and Deloitte & Touche.

The Company did not enter into or amend any material contract or arrangement with Mr. Lewis in connection with his appointment as the Company’s Principal Financial Officer or Chief Executive Officer. Mr. Lewis is not engaged in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: May 9, 2011	By:	/s/ Bruce W. Lewis
Bruce W. Lewis,
Senior Vice President, Controller, Principal Accounting Officer and Principal Financial Officer

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